EX-3.2(i)
AMENDMENT  TO  BY-LAWS

                               AMENDMENT TO BYLAWS
                                       OF
                        BEACON LIGHT HOLDING CORPORATION


                                    ARTICLE 1

                                     OFFICES

SECTION  1.1     PRINCIPAL  OFFICE.

     The principal office of the corporation in the State of Connecticut shall be located at 100 Pearl Street - 14th Floor, Hartford, Connecticut. The corporation may have such other offices, either within or outside of the State of New Jersey as the Board of Directors may designate, or as the business of the corporation may require from time to time.

SECTION  1.2     REGISTERED  OFFICE.

     The registered office of the corporation, required by the Nevada Corporation Laws to be maintained in the State of Nevada, shall be with the Resident Agent at Corporate Service Center, Inc. 1475 Terminal Way, Suite E, Reno, Nevada, and the address of the registered office may be changed from time to time by the Board of Directors.


                                    ARTICLE 4

                                    OFFICERS

SECTION  4.1          NUMBER.

     The officers of the corporation shall be a president and secretary, each of whom shall be elected by the board of directors. Such other officers and assistant officers as my be deemed necessary may be elected or appointed by the board of directors. Any two or more offices may be held by the same person.

                                   CERTIFICATE

     I hereby certify that the foregoing is the only amendment to the bylaws of Beacon Light Holding Corporation dated October 1, 1998, consisting of this one page, has been adopted by the board of directors of the corporation on November 2, 1999.

                                        /s/  Jerry  Gruenbaum
                                        -----------------------
                                        Jerry  Gruenbaum,  Secretary




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